SHAREHOLDERS' AGREEMENT

AMONG

GOLDEN BAND RESOURCES INC.

AND

CDG INVESTMENTS INVESTMENTS INC.

AND

JOLU DEVELOPMENT CORPORATION

THIS AGREEMENT dated for reference the 18th day of February, 2003,

AMONG:

GOLDEN BAND RESOURCES INC. a company duly incorporated under the laws of British Columbia, having an office at Suite 900, 475 Howe Street, Vancouver, B.C. V6C 2B3

(**"Golden Band"**)

OF THE FIRST PART

AND

CDG INVESTMENTS INC. a company duly incorporated under the laws of Alberta, having an office at 500, 926 – 5th Avenue S.W., Calgary, Alberta T2P 0N7

(**"CDG"**)

OF THE SECOND PART

AND;

JOLU DEVELOPMENT CORPORATION, a company duly incorporated under the laws of Saskatchewan having its registered office at 1500 – 1874 Scarth Street
Regina, Saskatchewan S4P 4E9

(the **"Company"**)

OF THE THIRD PART

WHEREAS:

A. As of the date hereof Golden Band and CDG own and control all the issued and outstanding shares in the capital of the Company as follows:

Shareholder	No. of Shares
Golden Band	150,000 Common shares
CDG	350,000 Common shares

B. The Company is in the mining business;

C. The parties hereto desire to determine how the affairs of the Company will be conducted and to record their respective rights and obligations.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the meanings respectively ascribed to them as follows:

(a) **"Act"** means the *Business Corporations Act* (Saskatchewan), as amended from time to time;

(b) **"Affiliate"** means:

(i) with respect to any Shareholder, any corporation which is directly or indirectly Controlled by that Shareholder, and if any Shareholder is a corporation, "Affiliate" also means:

(A) any corporation which Controls that corporate Shareholder; and

(B) any corporation which is directly or indirectly Controlled by a corporation which Controls that corporate Shareholder;

and if any Shareholder is a partnership, "Affiliate" also means any general partner of the partnership or any corporation which Controls that general partner and any corporation which is directly or indirectly controlled by a corporation which Controls that general partner;

(c) **"Agreement"** means this Shareholders' Agreement and all instruments supplemental hereto or in amendment or confirmation hereof;

(d) **"Articles"** means the articles of incorporation of the Company filed at the Office of the Registrar of Companies for the Province of Saskatchewan, as amended from time to time;

(e) **"Board"** means the board of directors of the Company from time to time;

(f) **"Business Day"** means a day other than a Saturday, Sunday or any day on which the principal office of the Company's bankers located in Vancouver, British Columbia, is not open for business during normal banking hours;

(g) **"Golden Band"** means Golden Band Resources Inc.;

(h) **"CDG"** means CDG Investments Inc.;

(i) **"Company"** means Jolu Development Corporation, a company existing under the laws of Saskatchewan;

(j) **"Control"** or **"Controls"** means both:

(i) the right to exercise a majority of the votes which may be exercised at a general meeting of a corporation, including votes which are exercisable only upon the occurrence of a contingency where such contingency has occurred and is continuing; and

(ii) the right to elect or appoint directly or indirectly a majority of the directors of the corporation or other persons who have the right to manage or supervise the management of the affairs and business of the corporation;

(k) **"GAAP"** means those accounting principles which are recognized as being generally accepted in Canada from time to time as set forth in the Handbook published by The Canadian Institute of Chartered Accountants;

(l) **"Investment"** means a Shareholder's Shares and Loans;

(m) **"Loans"** means at the relevant time any amounts advanced and outstanding by a Shareholder to the Company;

(n) **"Person"** means any individual, corporation, partnership, trustee or trust or unincorporated association;

(o) **"Secretary"** means the secretary of the Company;

(p) **"Shareholders"** means the parties hereto, other than the Company, their respective successors or permitted assigns and "Shareholder" means any one of them;

(q) **"Shares"** means at the relevant time the issued and outstanding common shares in the capital of the Company; and

(r) **"Tax Act"** means the Income Tax Act (Canada), as amended from time to time.

1.2 INTERNAL REFERENCE

The terms "hereof", "hereto" and "hereunder" and similar expressions, mean and refer to this Agreement and not to any particular Article or Section of this Agreement.

1.3 INCLUDING

The word including, when following any general statement, term or matter, shall not be construed to limit such general statement, term or matter to the specific item or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or but not limited to" or words of similar import) is used with reference thereto but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

1.4 COMPUTATION OF TIME PERIODS

In this Agreement and any other document delivered hereunder, except where expressly otherwise provided, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

1.5 CURRENCY

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.6 HEADINGS

The index to this Agreement and the headings of the Articles or Sections hereof are included for convenience only and do not form a part of this Agreement, nor are they intended to be full or accurate descriptions of, or to interpret, define or limit the scope, extent or intent of, this Agreement or any provision hereof and they will not affect its construction.

1.7 ACCOUNTING TERMS

All accounting terms not defined in this Agreement will have those meanings generally ascribed to them in accordance with GAAP, applied consistently.

1.8 APPLICABLE LAWS AND ATTORNMENT

This Agreement will in all respects be governed by and be construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable in the Province of Saskatchewan. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Saskatchewan.

1.9 **NUMBER AND GENDER**

Wherever the singular or the masculine is used herein the same will be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

1.9 **PRO RATA**

A pro rata determination in respect of Shares will be made based on issued and outstanding Shares on a fully diluted basis.

ARTICLE 2
CONDUCT OF THE AFFAIRS OF THE COMPANY

2.1 **IMPLEMENTATION**

The Shareholders will vote and act at all times as shareholders of the Company and will use their best endeavours and take all such steps as may be reasonably within their powers to act in the best interests of the Company and to act in the manner contemplated by the provisions of this Agreement and so as to implement fully the provisions of this Agreement and to the extent, if any, which may be permitted by law, will cause their respective nominees as directors of the Company so to act.

2.2 **CHARTER DOCUMENTS**

Each of the Shareholders acknowledges having received and approved the Articles of Incorporation and Bylaws of the Company as at the date of this Agreement.

2.3 **ARTICLES GOVERN**

Except as otherwise provided in this Agreement, the conduct of the business and affairs of the Company shall be governed by the Articles. In the event of any conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement shall prevail.

2.4 **COMPOSITION OF BOARD**

The Shareholders will vote their Shares at all meetings of shareholders of the Company at which they are represented so that the Board will be comprised of 3 directors and so that 2 directors of the Company are nominees of Golden Band, provided that Golden Band is a Shareholder at the time of such meeting, and 1 director of the Company is a nominee of CDG, provided that CDG is a Shareholder at the time of such meeting.

ARTICLE 3
FINANCING AND DISTRIBUTION OF PROFIT

3.1 BORROWED FUNDS

Funds required from time to time by the Company will be obtained, to the greatest extent possible, firstly from the Company's cash flow, secondly through equity financing, thirdly by borrowing from a chartered bank or other institutional lender and fourthly from the Shareholders.

3.2 FINANCIAL RECORDS

Each Shareholder shall have reasonable access to all the financial records of the Company.

3.3 SHAREHOLDERS' LOANS

If the Company is unable to obtain additional funds necessary for corporate purposes through equity financing or by borrowing from a bank or other institutional lender and if approved by a majority of the Board, the Company may make a written request to all Shareholders for a Loan and the Shareholders may provide such funds, at their discretion, pro rata in proportion to the Shares then held by them. A Shareholder wishing to provide the funds requested from him shall do so within thirty days of receipt of the written request for the Loan. Loans will bear interest at a rate to be determined by the Board. No Shareholder will, so long as he remains a Shareholder, demand repayment of his Loan. If the Company repays the Loans, in whole or in part, it will do so pro rata in proportion to each Shareholder's contribution by way of Loan. The Company may repay the Loans at any time.

3.4 OPTIONAL ADDITIONAL LOAN

If any one or more Shareholders does not provide their pro rata share of any funds requested by the Company as provided in section 3.3, then the other Shareholders may provide such funds in proportion to their respective shareholdings or as otherwise agreed upon and such additional funds will bear interest at a rate to be determined by the Board, provided that the maximum interest rate will be LIBOR +6% unless otherwise agreed by a unanimous board decision.

3.5 POSTPONEMENT OF LOANS

The Shareholders will subordinate and postpone all Loans to permanent financing or other borrowing by the Company to the extent required by the Board.

3.6 DISTRIBUTION OF PROFIT

The net profit of the Company available for distribution, if distributed, will be distributed (unless otherwise unanimously agreed by the Shareholders), firstly by way of repayment of Loans on a pro rata basis, and secondly by way of dividend.

ARTICLE 4
TRANSFERS OF SHARES
RIGHT OF FIRST REFUSAL

4.1 PROHIBITION AGAINST TRANSFER OF SHARES FOR TWO YEARS

Except as provided in this Agreement, each of the Shareholders agrees that is will not sell, transfer, assign, mortgage, pledge, charge hypothecate, encumber, alienate or otherwise dispose of, create a security interest in, grant and option on, create or allow an Encumbrance upon, or cease to the legal and beneficial holder of any Shares, or any right or interest therein, at any time now or hereafter held or owned by it for a period of 2 years from the date of this Agreement.

4.2 PROHIBITION ON ENCUMBRANCES

Except as specifically provided herein, no Shareholder will mortgage, pledge, charge, hypothecate or otherwise encumber or grant security interests in his Investment or any part thereof without the prior written consent thereto of the Board.

4.3 TRANSFERS TO AFFILIATE

Notwithstanding Sections 4.1 and 4.6, any Shareholder may sell, transfer or otherwise dispose of the whole of its Shares to any of its Affiliates provided that the Shareholder will remain bound by this Agreement and further provided that the Shareholder and the Affiliate enter into an agreement with the other Shareholders and the Company to the effect that:

(a) the Affiliate will remain such so long as the Affiliate holds the Shares or any part thereof;

(b) the Affiliate will otherwise be bound by and have the benefit of the provisions of this Agreement as a Shareholder, and in particular, as the Shareholder from which the Shares were transferred to the Affiliate;

(c) prior to the Affiliate ceasing to be such, the Affiliate will transfer its Shares back to the Shareholder or to another Affiliate of the Shareholder (provided that the transferee Affiliate enters into an agreement with the other Shareholders and the Company to the same effect as that entered into by the transferor Affiliate).

4.4 SHARE ENDORSEMENT

All share certificates of the Company now or hereafter issued to the Shareholders shall be endorsed on the face with the following:

> "The shares represented by this certificate are transferable only and may be encumbered only in compliance with and pursuant to the terms of an agreement among Jolu Development Corporation, and certain of its Shareholders dated for reference the 18th day of February, 2003, as amended from time to time."

4.5 **VOTING RIGHTS**

The endorsement on share certificates under Section 4.4 will not affect the right of any Shareholder to vote the Shares held by him, to receive any dividends paid thereon or to receive any amounts paid by the Company as a return of capital or otherwise.

4.6 **RIGHT OF FIRST REFUSAL**

Except as otherwise expressly permitted in this Agreement, a Shareholder wishing to sell, transfer or otherwise dispose of any of his Investment (the "**Offeror**") will first offer to the other Shareholders (the "**Others**") by notice in writing (the "**Offer**"), the prior right to purchase, receive or otherwise acquire all of the Investment of the Offeror. If the Offeror is in receipt of an offer from a third party, (the "**Third Party**"), then the Offeror shall comply with Subsection 4.4(c).

4.7 **CONTENTS OF OFFER**

The Offer will state that the Offeror has determined to avail himself of the provisions of this Article 4 and will set forth:

(a) the Investment offered for sale;

(b) the sale price;

(c) the terms and conditions of the sale, which must be cash only and not be part of any other transaction;

(d) that the Offer must either be accepted in its entirety or not at all and that it is open for acceptance by the Other for a period of 45 days after receipt of the Offer (the "**Offering Period**"); and

(e) in the event of a Third Party offer, a copy of such offer and the identity of the Third Party,

4.8 **PRO RATA ACCEPTANCE OF OFFER**

The Offer will initially be open for acceptance by the Others for a preliminary period of 15 days after receipt of the Offer (the "**Preliminary Period**"), within which the Others may elect to accept the Offer as to any Shares, pro rata in accordance with their respective shareholdings in the Company of the kind and class of Shares included in the Offer.

4.9 **NOTICE OF ACCEPTANCE DURING PRELIMINARY PERIOD**

Acceptance of the Offer by any of the Other during the Preliminary Period will be by notice to the Secretary and the Offeror and by such acceptance a Shareholder may specify any additional portion of the Investment offered for sale that such Shareholder is prepared to purchase in the event that any of the Other fails to accept their pro rata proportion of the Offer (his "**Specified Additional Portion**").

4.10 NOTICE OF EXPIRY OF PRELIMINARY PERIOD

The Secretary will forthwith advise each of the Others by notice of the extent to which the Offer is still open upon the expiration of the Preliminary Period.

4.11 ADDITIONAL ACCEPTANCE FOLLOWING PRELIMINARY PERIOD

To the extent the Offer has not been accepted in its entirety by the Other within the Preliminary Period, such of the Others as have in their notice of acceptance of the Offer specified a Specified Additional Portion (the "**Eligible Others**") will be entitled prior to the expiration of 7 days (the "**Offering Period**"), to accept the remaining portion of the Investment as is then available by notice to the Secretary and the Offeror. The available portion of the Investment will be divided between the Eligible Other as may be agreed between them, and failing agreement, the Investment will be divided pro rata as provided in Section 4.5, except that no Eligible Other will be required to accept more than his Specified Additional Portion of the Investment. In the event the pro rata share of an Eligible Other is limited by his Specified Additional Portion as aforesaid, that portion of his pro rata share in excess of his Specified Additional Portion will be divided among the remaining Eligible Others whose pro rata shares do not exceed their Specified Additional Portions pro rata as provided in Section 4.3.

4.12 NOTICE TO OFFEROR

Upon the expiration of the Offering Period, the Secretary will advise the Offeror whether the Offer has been accepted in its entirety and if so, by whom.

4.13 SALE TO THIRD PARTY

If the Offer is not wholly accepted within the Offering Period, the Offeror may, within 60 days after the expiry of the Offering Period, sell, transfer or otherwise dispose of the whole of his Investment to any Third Party for not less than the price and on no less favourable terms and conditions to the Offeror than as set out in the Offer. If a sale to a Third Party is not completed within 60 days after expiry of the Offering Period, the provisions of Sections 4.3 to 4.10 will again become applicable to the sale, transfer or other disposition of the Offeror's Investment and so on from time to time.

4.14 AGREEMENT BINDING ON THIRD PARTY

No sale, transfer or disposition of an Investment permitted by Section 4.3 will be made unless the Third Party has entered into an agreement with the Others and the Company under which the Third Party agrees to be bound by and will be entitled to the benefit of the provisions of this Agreement.

ARTICLE 5
COMPULSORY SALE BY CDG

5.1 GOLDEN BAND PURCHASE OF CDG'S SHARES

At anytime commencing 6 months from the date of this Agreement and ending on the second anniversary of this Agreement, Golden Band may at its option by written notice (in this Article, the "**Notice**") delivered to CDG on or before February 18, 2005 require CDG to sell to Golden Band all of CDG's Investment based on a purchase price of $1.00 per Share and $1.00 for each $1.00 of Loans outstanding in exchange for shares in the capital of Golden Band at a purchase price of $0.30 per share of Golden Band if the CDG Notice is delivered on or before February 18, 2004 or at a purchase price of $0.39 per share of Golden Band if the CDG Notice is delivered after February 18, 2004 and on or before February 18, 2005, whereupon a binding contract of purchase and sale for the CDG's Investment between Golden Band and the CDG shall be created upon the terms set forth herein.

5.2 COMPLETION OF SALE

Upon a contract coming into existence with respect to the sale of CDG's Investment as provided in this Article 5 the parties shall complete the purchase and sale at a closing which shall occur on the 10th day following the date of acceptance, or deemed acceptance under this Article 5 or, if that day is not a Business Day, then on the next ensuing Business Day (or such other date as the parties thereto may agree), at which time the appropriate parties shall execute and deliver such certified cheques, share certificates, instruments, conveyances, assignments and releases as may be reasonably required to effect and complete the sale.

ARTICLE 6
COMPULSORY BUY BY GOLDEN BAND

6.1 MANDATORY GOLDEN BAND PURCHASE OF CDG'S SHARES

At anytime commencing 6 months from the date of this Agreement and ending on the second anniversary of this Agreement, CDG may by written notice (in this Article, the "**CDG Notice**") delivered to Golden Band require Golden Band to purchase from CDG all of CDG's Investment based on a purchase price of $1.00 per Share and $1.00 per $1.00 of Loans outstanding in exchange for shares in the capital of Golden Band at a purchase price of $0.30 per share of Golden Band if the CDG Notice is delivered on or before February 18, 2004 or at a purchase price of $0.39 per share of Golden Band if the CDG Notice is delivered after February 18, 2004 and on or before February 18, 2005, whereupon a binding contract of purchase and sale for the CDG's Investment shall be created upon the terms set forth herein.

6.2 COMPLETION OF SALE

Upon a contract coming into existence with respect to the sale of CDG's Investment as provided in this Article 6 the parties shall complete the purchase and sale at a closing which shall occur on the 10th day following the date on which Golden Band received the CDG Notice or, if that day is not a Business Day, then on the next ensuing Business Day (or such other date as the parties thereto may agree), at which time the appropriate parties shall

execute and deliver such certified cheques, share certificates, instruments, conveyances, assignments and releases as may be reasonably required to effect and complete the sale.

ARTICLE 7
SALE PROVISIONS

7.1 APPLICATION

Provisions of this Article 7 shall apply to any purchase and sale of an Investment pursuant to the Agreement, notwithstanding anything to the contrary contained in this Agreement.

7.2 CLOSING

Any purchase and sale of an Investment to which this part applies shall be closed at 10:00 a.m. at the registered office of the Company or at such other time and place as the parties may decide.

7.3 RESIGNATIONS

The Shareholder selling its Investment (the "**Selling Shareholder**") shall cause its nominees to resign from the Board and as officers and/or employees of the Company, as applicable, (except if the nominee also represents a continuing Shareholder) and from all offices and positions of employment in the Company effective as of the date of closing of the purchase and sale of such Investment.

7.4 PAYMENTS

Subject to Articles 5 and 6, all payments to be made in respect of the purchase price of an Investment shall be made by banker's draft or certified cheque payable to the Selling Shareholder and delivered to the Selling Shareholder at the closing of the purchase and sale of such Investment.

7.5 SHARE CERTIFICATES

At the closing of the purchase and sale of the Investment being purchased and sold, the Selling Shareholder shall assign and transfer the Investment and shall deliver to the party purchasing such Investment (the "**Purchasing Party**") all share certificates respecting the Shares being purchased and sold, duly endorsed for transfer to the Purchasing Party or irrevocable stock powers to transfer such shares.

7.6 REPRESENTATIONS AND WARRANTIES

The Selling Shareholder shall be deemed to represent and warrant to the Purchasing Party, effective as of the closing of such purchase and sale, that:

(a) the Shares being purchased and sold or beneficially sold by the Selling Shareholder are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands of any nature whatsoever;

(b) no person, firm or Company has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Selling Shareholder of any of the Shares being purchased and sold;

(c) the purchase and sale of the Shares will not result in a breach of the provisions of any agreement, indenture, deed, debenture, mortgage, bond or other documentary instrument to which the Selling Shareholder is a party or by which it is bound; and

(d) the Loans of the Selling Shareholder have not been transferred or assigned.

The said representations and warranties shall survive closing of the purchase and sale.

7.7 **RELEASES BY SELLING SHAREHOLDER**

At the closing of the purchase and sale of the Investment the Selling Shareholder shall:

(a) deliver to the Company a release by each of the Selling Shareholder and his nominees, if any, of any and all claims against the Company with respect to any matter or thing whatsoever, arising out of his capacity as a director, officer, Shareholder, employee or creditor of the Company, as the case may be, except for any claims which might arise out of the transactions of purchase and sale herein contemplated; and

(b) deliver the remaining Shareholders a release by the Selling Shareholder of any and all claims against any remaining Shareholder(s) and their nominees, if any, in their respective capacities as shareholders, directors, officers or employees of the Company, except for any claims which might arise out of the transaction of purchase and sale herein contemplated.

7.8 **RELEASES BY PURCHASING PARTY**

At the closing of the purchase and sale of the Investment the Purchasing Party shall:

(a) deliver to each of the Selling Shareholder and his nominees, if any, a release in its capacity as a director, officer and Shareholder of the Company, of all its claims against the Selling Shareholder and his nominees in their capacities as a Shareholder, directors or officers of the Company, as the case may be, except for any claims which may arise out of the transactions of purchase and sale herein contemplated; and

(b) cause the Company to deliver to each of the Selling Shareholder and his nominees a release by the Company of all its claims against each of the Selling Shareholder and his nominees with respect to any matter or thing arising as a result of the Selling Shareholder or its nominees being a Shareholder, director or officer of the Company, as the case may be, except for any claims which might arise out of the transactions of purchase and sale herein contemplated.

7.9 **INDEBTEDNESS**

Notwithstanding any provision of this Agreement to the contrary, if at the closing of the purchase and sale of the Investment being purchased and sold, the Selling Shareholder is indebted to the Company, the Selling Shareholder shall repay such indebtedness to the Company in full at such closing regardless of the provisions of any agreement, negotiable instrument or other arrangement between the Selling Shareholder and the Company.

7.10 **LIABILITIES**

If the Selling Shareholder is responsible for all or any of the liabilities of the Company, whether by guarantee, endorsement or otherwise, the Purchasing Party shall use its reasonable best efforts to have the Selling Shareholder released therefrom and to secure the discharge of any security given by the Selling Shareholder in support thereof. If the Purchasing Party is unable to obtain such release of the Selling Shareholder, then, at the option of the Selling shareholder, the sale of Shares shall be deemed null and void.

7.11 **POWER OF ATTORNEY**

If, at the date of closing, the Selling Shareholder fails to complete the transaction of purchase and sale, the Purchasing Party shall have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, upon payment of the purchase price payable to the Selling Shareholder at the date of closing to the credit of the Selling Shareholder in the main branch of the Company's bankers in the City of Vancouver, to execute and deliver, on behalf of and in the name of the Selling Shareholder, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction and the Selling Shareholder hereby irrevocably appoints the Purchasing Party as its attorney in that behalf in accordance with the *Powers of Attorney Act* (British Columbia), and in accordance with such Act, the Selling Shareholder declares that this power of attorney may be exercised during any subsequent legal incapacity on its part.

7.12 **ORDINARY COURSE OF BUSINESS**

If the provisions of any of Articles 5 or 6 hereof become applicable, then from such date until the date of closing the Shareholders shall not do, nor cause or permit to be done anything except that which is in the ordinary course of business of the Company.

ARTICLE 8
INTEREST AND CORPORATE MATTERS

8.1 VOTING OF SHARES

Each of the Shareholders shall vote its Shares so as to give full effect to the provisions of this Agreement.

8.2 CONSENT TO TRANSFERS

Each of the parties shall be deemed conclusively to have consented to any transfer of Shares made in accordance with this Agreement and each party covenants and agrees to waive any restriction on transfer contained in the Articles of the Company in order to give effect to such transfer.

8.3 VOTING RIGHTS

The Shareholders covenant and agree to execute any and all voting rights attached to the Shares owned by them (including, without limitation, the voting of the Shares for the purposes of removing any director failing to exercise discretion in a manner consistent with this Agreement and amending any provision in the Articles or Bylaws of the Company which conflicts with this Agreement) and otherwise exercise their influence as Shareholders and otherwise do all acts and things and execute and deliver or cause to be executed and delivered all such instruments in order that all provisions of this Agreement shall be fully and effectually carried out, implemented and given effect in accordance with the terms hereof.

ARTICLE 9
GENERAL PROVISIONS

9.1 TERMINATION

This Agreement will terminate:

(a) if the Company is dissolved or has a receiving order made against it, goes into bankruptcy either voluntarily or involuntarily or makes a proposal to its creditors; or

(b) if all the parties mutually consent in writing to its termination.

9.2 NEW SHAREHOLDERS

The Company shall not issue Shares to any Person unless that Person agrees to be bound by the terms this Agreement.

9.3 **FORMER SHAREHOLDERS**

Any Shareholder who has disposed of all of his Interest in compliance with the provisions of this Agreement will be entitled to the benefit of and be bound by only the rights and obligations which arose pursuant to this Agreement prior to such disposition.

9.4 **ENTIRE AGREEMENT, MODIFICATION AND WAIVER**

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any indulgence by or delay or omission by a party to exercise any right arising from any default or omission will not affect or impair the rights of that party as to any future default or omission.

9.5 **NO PARTNERSHIP**

Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party a partner of any other party to this Agreement in the conduct of any business or otherwise as a member of a joint venture or joint enterprise with any other party to this Agreement.

9.6 **NOTICES**

Unless otherwise specified herein, any notice or other communication required to be given hereunder by any party pursuant to this Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post or telecopy and shall be addressed to the recipient and sent to the address and telecopy number of the recipient set out below, marked for the attention of the representative set out below:

(a) if to the Company:

Jolu Development Corporation
1500 – 1874 Scarth Street
Regina, Saskatchewan
S4P 4E9

Attention: Todd Rosenberg
Fax: (306) 352-5250

with a copy to the Shareholders;

(b) if to the Shareholders:

Golden Band Resources Inc.
Suite 900, 475 Howe Street
Vancouver, B.C.
V6C 2B3

Attention: Ron Netolitzky
Fax: (604) 684-9877

CDG Investments Inc.
500, 926 – 5th Avenue S.W.
Calgary, Alberta
T2P ON7

Attention: James Devonshire
Fax: (403) 266-2606

or to such other addresses marked for such other attention as such recipient may from time to time specify by notice given in accordance with this Section 11.6 to the party giving the relevant notice or other communication to it and shall be deemed to have been received:

(a) in the case of delivery by hand, when delivered; or

(b) in the case of first class prepaid post, on the second day following the day of posting; or

(c) in the case of telecopy, on acknowledgement by the recipient facsimile receiving equipment on a Business Day provided that such acknowledgement occurs before 1700 hours (Vancouver time) of the recipient on the Business Day of acknowledgement and in any other case on the Business Day next following the Business Day of acknowledgement.

9.7 **TIME**

Time is of the essence hereof.

9.8 **ENUREMENT**

This Agreement shall enure to the benefit of and be binding upon the Shareholders and the Company and their respective personal representatives, successors and permitted assigns.

9.9 SEVERABILITY

If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

9.10 EXCUSABLE DELAY

Where a party is delayed in performing or observing a covenant or obligation hereunder which is to be performed or observed by a specified date or within a particular time by reason of Excusable Delay, the date or period of time by or within which such party is to perform or observe such covenant or obligation will be extended by a period of time equal to the duration of the Excusable Delay.

9.11 ASSIGNMENT

Except as may be expressly provided in this Agreement, no Shareholder may assign its rights or obligations under this Agreement without the consent in writing of each other Shareholder.

9.12 COUNTERPARTS

This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.13 ARBITRATION

Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia) and the determination of such arbitrator shall be final and binding upon the parties hereto.

9.14 FURTHER ASSURANCES

The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate any transaction contemplated hereby, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

IN WITNESS WHEREOF the parties hereto the day and year first above written.

CDG INVESTMENTS INC.

By: ______________________________

Authorized Signing Officer

JOLU DEVELOPMENT CORPORATION

By: ______________________________

Authorized Signing Officer

GOLDEN BAND RESOURCES INC.

By: ______________________________

Authorized Signing Officer

IN WITNESS WHEREOF the parties hereto the day and year first above written.

CDG INVESTMENTS INC.

By: ______________________

Authorized Signing Officer

JOLU DEVELOPMENT CORPORATION

By: ______________________

Authorized Signing Officer

GOLDEN BAND RESOURCES INC.

By: ______________________

Authorized Signing Officer

IN WITNESS WHEREOF the parties hereto the day and year first above written.

CDG INVESTMENTS INC.

By: B. O'Neill
Barbara O'Neill, Secretary
Authorized Signing Officer

JOLU DEVELOPMENT CORPORATION

By: ______________________

Authorized Signing Officer

GOLDEN BAND RESOURCES INC.

By: ______________________

Authorized Signing Officer